EXHIBIT 99.1



GT Interactive to Adopt Infogrames Brand
Across the Company and Its Products

LOS ANGELES, May 10/PRNewswire/ -- Infogrames Entertainment (Paris Bourse:
SICOVAM 5257) and GT Interactive Software (Nasdaq: GTIS - news) today announced a new corporate branding strategy for the companies' US operations. In order to strengthen the corporate brand of both companies, GT will adopt the Infogrames brand across the company and its products. Late last year, Infogrames acquired a majority stake in GT.

As of this month, all GT products will carry the Infogrames name. The company, together with its affiliate Infogrames North America, will be known as Infogrames, Inc. and will operate under their existing arrangements. GT will continue to trade on NASDAQ under the "GTIS" trading symbol.

"The Infogrames brand has become very strong over the past few years, so we feel that applying the brand to GT and its products will greatly strengthen the company's image both with shareholders and the industry as a whole," said Bruno Bonnell, chairman and CEO of Infogrames Entertainment and GT Interactive.

"Although the GT name is associated with powerful brands, such as Driver and Unreal, we felt this new corporate branding strategy would bring a renewed level of strength for both Infogrames and GT," continued Bonnell.

As announced earlier this year, a special committee was appointed by GT to explore the proposed merger of the US operations of GT Interactive and Infogrames North America. These discussions are ongoing. Further details will be announced in the coming weeks.

Infogrames Entertainment, S.A. (Paris Bourse: SICOVAM 5257) is a worldwide leader in the interactive entertainment software industry. Headquartered in France, the company develops and publishes award-winning computer and video games for the PlayStation(R) game console, Play Station(R) 2 game console, Nintendo(R) 64, Nintendo(R) Game Boy(R) Color, Sega(R) Dreamcast(TM), and personal computer platforms. Founded in 1983 by chairman and CEO Bruno Bonnell, Infogrames' 17-year history has produced many award-winning franchises, such as Test Drive(R), V-Rally(TM), Driver(TM), Independence War(TM), Unreal(TM), Hardball(R), Oddworld(TM), and Alone In The Dark(TM). The company is also known for its long list of well-known licenses including Warner Bros. Looney Tunes(TM), Mission: Impossible(TM), Le Mans 24 Hours(R), AM General Hummer(R), Harley-Davidson(R), and Dodge(R) Viper.

Based in New York, Infogrames, Inc. (Nasdaq: GTIS - news) is a majority owned subsidiary of Infogrames Entertainment and serves as the headquarters for the company's operations in North America. For more information, visit Infogrames' web site at http://www.us.infogrames.com.

SAFE HARBOR STATEMENT

Certain statements contained in this release are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. With respect to such forward-looking statements, the company seeks the protection afforded by the Private Securities Litigation Reform Act of 1995 and other enabling legislation. Statements contained herein with regard to the company's business outlook and prospective operating and financial results are based upon management's expectations regarding various factors which may be beyond the company's control. This statement is not intended to identify each and every risk and uncertainty inherent in the company's business, and should be read in conjunction with the company's cautionary statements contained in its most recent filings with U.S. and foreign regulatory authorities.


Source: Infogrames, Inc.